Exhibit 99.2
SHARE PURCHASE AGREEMENT
          This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 18, 2008, by and among [Flow International Corporation], a corporation organized and existing under the laws of the State of Washington, USA (“Purchaser”), Dardi International Corporation, a joint stock company organized and existing under the laws of the PRC (the “Company”), Chen Bo (“Sellers’ Representative”), and the shareholders of the Company listed on Schedule A of this Agreement (collectively, “Sellers,” and individually, “Seller”).
RECITALS
          A. As of the date hereof, the Company is a joint stock company established and existing under the laws of the PRC with a paid-in capital of Thirty Million Renminbi (RMB30,000,000) and the total issued and outstanding shares of Thirty Million (30,000,000) ordinary shares with a par value of One Renminbi (RMB1.00) per share. As of the date hereof, Sellers own all of the issued and outstanding ordinary shares of the Company, with the number of ordinary shares owned by each of them set forth opposite their respective names on Schedule A.
          B. Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, One Million Five Hundred Thousand(1,500,000) ordinary shares of the Company (the “Purchased Shares”) at the consideration of Two Million US Dollars (US$2,000,000) upon the terms and subject to the conditions set forth herein. The following chart contains information concerning ordinary shares amount held by each seller pior to share transfer and the share amount going to be transferred by each seller.

		Shares		Shares		Par
	Names of	Amount	SAPT/	Amount	SAT/	Share	Total
	Share-	Prior to	Total	to be	Total	Transfer	Transfer
	holders	Transfer	Shares	Transferred	Shares	Price	Price
No.	(Sellers)	(SAPT)	Amount	(SAT)	Amount	(US$)	(US$)
1	Chen Bo	5,759,200	19.20%	287,960	0.9599%	1.33	383,946.67
2	Jin Wenling	5,790,400	19.30%	289,520	0.9651%	1.33	386,026.66
3	Huang Zhaofu	4,921,000	16.40%	246,050	0.8202%	1.33	328,066.66
4	Zhao Hongjun	1,538,000	5.13%	76,900	0.2563%	1.33	102,533.33

		Shares		Shares		Par
	Names of	Amount	SAPT/	Amount	SAT/	Share	Total
	Share-	Prior to	Total	to be	Total	Transfer	Transfer
	holders	Transfer	Shares	Transferred	Shares	Price	Price
No.	(Sellers)	(SAPT)	Amount	(SAT)	Amount	(US$)	(US$)
5	Yang Min	1,538,000	5.13%	76,900	0.2563%	1.33	102,533.33
6	Zhang Weixin	1,038,000	3.46%	51,900	0.1730%	1.33	69,200.00
7	Zhang Rong- cheng	1,038,000	3.46%	51,900	0.1730%	1.33	69,200.00
8	Wei Ming-xing	600,000	2.00%	30,000	0.1000%	1.33	40,000.00
9	Liu Qian	600,000	2.00%	30,000	0.1000%	1.33	40,000.00
10	Wu Tingting	600,000	2.00%	30,000	0.1000%	1.33	40,000.00
11	Gao Zhigang	481,000	1.60%	24,050	0.0802%	1.33	32,066.67
12	Tian Jing	481,000	1.60%	24,050	0.0802%	1.33	32,066.66
13	Yang Zuhua	446,250	1.49%	22,313	0.0744%	1.33	29,750.00
14	Jin wenli	446,250	1.49%	22,312	0.0744%	1.33	29,750.00
15	Sun Guohua	413,000	1.38%	20,650	0.0688%	1.33	27,533.33
16	Liu Hong	413,000	1.38%	20,650	0.0688%	1.33	27,533.33
17	Zhang Zuping	362,250	1.21%	18,113	0.0604%	1.33	24,150.00
18	Tan Qiuqin	362,250	1.21%	18,112	0.0604%	1.33	24,150.00

		Shares		Shares		Par
	Names of	Amount	SAPT/	Amount	SAT/	Share	Total
	Share-	Prior to	Total	to be	Total	Transfer	Transfer
	holders	Transfer	Shares	Transferred	Shares	Price	Price
No.	(Sellers)	(SAPT)	Amount	(SAT)	Amount	(US$)	(US$)
19	Zhou Xing	340,000	1.13%	17,000	0.0567%	1.33	22,666.67
20	Zhang Huixin	246,400	0.82%	12,320	0.0411%	1.33	16,426.67
21	Qi Ping	246,400	0.82%	12,320	0.0411%	1.33	16,426.66
22	Wei Guidi	200,000	0.67%	10,000	0.0333%	1.33	13,333.33
23	Gong Hongmei	200,000	0.67%	10,000	0.0333%	1.33	13,333.33
24	Hu Wencai	144,000	0.48%	7,200	0.0240%	1.33	9,600.00
25	Wu Ailing	136,000	0.45%	6,800	0.0227%	1.33	9,066.67
26	Huang Jian-qiang	134,000	0.45%	6,700	0.0223%	1.33	8,933.33
27	Jiang Yezhou	120,000	0.40%	6,000	0.0200%	1.33	8,000.00
28	Jiang Zhenhan	118,600	0.40%	5,930	0.0198%	1.33	7,906.67
29	Tai Qiuhui	118,600	0.40%	5,930	0.0198%	1.33	7,906.66
30	Zhao Yinghua	100,000	0.33%	5,000	0.0166%	1.33	6,666.67
31	Shi Yulan	100,000	0.33%	5,000	0.0166%	1.33	6,666.67
32	Cheng Yilun	100,000	0.33%	5,000	0.0166%	1.33	6,666.67

		Shares		Shares		Par
	Names of	Amount	SAPT/	Amount	SAT/	Share	Total
	Share-	Prior to	Total	to be	Total	Transfer	Transfer
	holders	Transfer	Shares	Transferred	Shares	Price	Price
No.	(Sellers)	(SAPT)	Amount	(SAT)	Amount	(US$)	(US$)
33	Zhu Ning	100,000	0.33%	5,000	0.0166%	1.33	6,666.67
34	Chen Yang	100,000	0.33%	5,000	0.0166%	1.33	6,666.67
35	Liu Xinhai	70,000	0.23%	3,500	0.0116%	1.33	4,666.67
36	Chen Fanggui	60,000	0.20%	3,000	0.0100%	1.33	4,000.00
37	Li Gang	60,000	0.20%	3,000	0.0100%	1.33	4,000.00
38	Shen Dong-feng	50,000	0.17%	2,500	0.0083%	1.33	3,333.33
39	Li Jian	50,000	0.17%	2,500	0.0083%	1.33	3,333.33
40	Wu Wei	50,000	0.17%	2,500	0.0083%	1.33	3,333.33
41	Zhao Shuang-feng	42,400	0.14%	2,120	0.0071%	1.33	2,826.67
42	Li Yuhua	40,000	0.13%	2,000	0.0067%	1.33	2,666.67
43	Tian Qifu	40,000	0.13%	2,000	0.0067%	1.33	2,666.67
44	Sun Wei	40,000	0.13%	2,000	0.0067%	1.33	2,666.67
45	Ma Jun	40,000	0.13%	2,000	0.0067%	1.33	2,666.67
46	Sun Qinghai	40,000	0.13%	2,000	0.0067%	1.33	2,666.67

		Shares		Shares		Par
	Names of	Amount	SAPT/	Amount	SAT/	Share	Total
	Share-	Prior to	Total	to be	Total	Transfer	Transfer
	holders	Transfer	Shares	Transferred	Shares	Price	Price
No.	(Sellers)	(SAPT)	Amount	(SAT)	Amount	(US$)	(US$)
47	Wang Shunmei	40,000	0.13%	2,000	0.0067%	1.33	2,666.67
48	Yao Xiang-wen	31,200	0.10%	1,560	0.0052%	1.33	2,080.00
49	Sun Xu	14,800	0.05%	740	0.0025%	1.33	986.67
	Total	30,000,000	100%	1,500,000	5.0000%		2,000,000.00
          C. Upon Closing of this sale and purchase of the Purchased Shares, the Purchased Shares will represent 5% of the total issued and outstanding share capital of the Company, and the new shareholding structure of the Company will be set forth inthe following table.

			HSA/
	Names of	Holding Shares	Total Shares
No.	Shareholders	Amount(HSA)	Capital
1	Flow (Purchaser)	1,500,000	5.00%
2	Chen Bo	5,471,240	18.24%
3	Jin Wenling	5,500,880	18.33%
4	Huang Zhaofu	4,674,950	15.58%
5	Zhao Hongjun	1,461,100	4.87%
6	Yang Min	1,461,100	4.87%
7	Zhang Weixin	986,100	3.29%
8	Zhang Rongcheng	986,100	3.29%

			HSA/
	Names of	Holding Shares	Total Shares
No.	Shareholders	Amount(HSA)	Capital
9	Wei Mingxing	570,000	1.90%
10	Liu Qian	570,000	1.90%
11	Wu Tingting	570,000	1.90%
12	Gao Zhigang	456,950	1.52%
13	Tian Jing	456,950	1.52%
14	Yang Zuhua	423,937	1.41%
15	Jin Wenli	423,938	1.41%
16	Sun Guohua	392,350	1.31%
17	Liu Hong	392,350	1.31%
18	Zhang Zuping	344,137	1.15%
19	Tan Qiuqin	344,138	1.15%
20	Zhou Xing	323,000	1.07%
21	Zhang Huixin	234,080	0.78%
22	Qi Ping	234,080	0.78%
23	Wei Guidi	190,000	0.63%
24	Gong Hongmei	190,000	0.63%
25	Hu Wencai	136,800	0.45%
26	Wu Ailing	129,200	0.43%
27	Huang Jianqiang	127,300	0.42%
28	Jiang Yezhou	114,000	0.38%
29	Jiang Zhenhan	112,670	0.37%
30	Tai Qiuhui	112,670	0.37%
31	Zhao Yinghua	95,000	0.32%
32	Shi Yulan	95,000	0.32%
33	Cheng Yilun	95,000	0.32%
34	Zhu Ning	95,000	0.32%
35	Chen Yang	95,000	0.32%
36	Liu Xinhai	66,500	0.22%
37	Chen Fanggui	57,000	0.19%
38	Li Gang	57,000	0.19%

			HSA/
	Names of	Holding Shares	Total Shares
No.	Shareholders	Amount(HSA)	Capital
39	Shen Dongfeng	47,500	0.16%
40	Li Jian	47,500	0.16%
41	Wu Wei	47,500	0.16%
42	Zhao Shuangfeng	40,280	0.13%
43	Li Yuhua	38,000	0.13%
44	Tian Qifu	38,000	0.13%
45	Sun Wei	38,000	0.13%
46	Ma Jun	38,000	0.13%
47	Sun Qinghai	38,000	0.13%
48	Wang Shunmei	38,000	0.13%
49	Yao Xiangwen	29,640	0.10%
50	Sun Xu	14,060	0.05%
	Total	30,000,000	100.00%
AGREEMENT
          INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereby agree as follows:
1. Definitions
          For purposes of this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:
          1.1 “Action” shall mean any civil, criminal, regulatory or administrative claim, action, suit, arbitration, proceeding or investigation by or before any court or other Governmental Authority or any arbitration proceeding.
          1.2 “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that, beneficial ownership of 30% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control. With respect to any Person who is an individual, “Affiliates” shall mean such individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such individual and/or such individual’s spouse, their respective ancestors and/or descendants (whether natural or adopted).
          1.3 “Amended Articles of Association” shall mean the amended articles of association of the Company, dated the date hereof, duly executed and approved by the shareholders of the Company, including Purchaser, and the Governmental Authority.
          1.4 “Audited Financial Statements” shall mean the consolidated financial statements of the Company for its fiscal year ended as of December 31, 2007, consisting of audited balance sheets and statements of income and cash flow of the Company, audited by independent public accountants, in accordance with PRC GAAP.
          1.5 “Business” shall mean the design, development, manufacture or sale of waterjet or abrasive waterjet cutting or cleaning systems and other tools, equipment and pumps that utilize high pressure technology as has been conducted by the Company on or prior to the date hereof or may be conducted by the Company in the future.
          1.6 “Business License” shall mean the updated business license of the Company issued by SAIC after the transactions contemplated herein and the conversion of the Company into a foreign invested joint stock company have been approved by MOFCOM and the authority department.
          1.7 “Closing” shall mean the consummation of the matters as contemplated by Section 3.2.
          1.8 “Closing Date” shall mean the date Closing takes place pursuant to Section 3.1 below.
          1.9 “Disclosure Schedule” shall have the meaning set forth in the introduction to Section 4.
          1.10 “Employee Plan” shall mean all bonus, stock option, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, all employment rules or regulations, employee handbook, and all employment, termination, severance or other contracts, agreements or commitments (whether written or otherwise) to which the Company is a party or otherwise obligated, with respect to which the Company has any obligation or which are established, adopted, maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; provided, however, that the Employee Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.
          1.11 “Encumbrance” shall mean any security interest, pledge, mortgage, lien, option, charge, claim, preferential arrangement, property attachment, evidence attachment, other enforcement measures or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          1.12 “Environmental Law” shall mean any applicable Law relating to pollution, industrial hygiene, occupational safety conditions, environmental conditions, land use, water and air quality, Hazardous Materials and protection of the environment, health or safety (occupational, product related or otherwise).

          1.13 “Financial Statements” shall mean the Audited Financial Statements and the Interim Financial Statements.
          1.14 “Government Approvals” shall have the meaning set forth in Section 6.4.
          1.15 “Governmental Authority” shall mean any PRC national, provincial or local governmental, regulatory or administrative authority, agency or commission which exercises executive, regulatory or administrative authority over the transactions contemplated herein.
          1.16 “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          1.17 “Hazardous Materials” shall mean any substance, material or waste whether solid, liquid, gaseous or any combination of the foregoing which listed, defined, designated or otherwise classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, including, but not limited to, petroleum products, asbestos-containing materials, polychlorinated biphenyls, radon, urea formaldehyde insulation, and toxic mold.
          1.18 “Intellectual Property” shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including without limitation all marks registered in the Trademark Office of the PRC and in the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (f) computer software, including without limitation source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation; (g) trade secrets and confidential, technical and business information (including ideas, formulas, processes, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (h) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (i) copies and tangible embodiments of all the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

          1.19 “Interim Financial Statements” shall mean the unaudited consolidated financial statements of the Company as of May 31, 2008, delivered by the Company to Purchaser and prepared by the Company in accordance with PRC GAAP.
          1.20 “Knowledge” when used with respect to the Company, shall mean the actual knowledge of the management of the Company, after due inquiry with the relevant departments in the Company.
          1.21 “Law” shall mean PRC national or local laws, regulations, rules, code, orders and other legal provisions.
          1.22 “Leased Real Property” shall mean the Real Property leased by the Company.”
          1.23 “Liabilities” shall mean debts and obligations, whether accrued or fixed, matured or unmatured, including without limitation those arising under any Law and applicable foreign law, Action or Governmental Order and those arising under any contract, agreement or arrangement.
          1.24 “Licensed Intellectual Property” shall mean all Intellectual Property licensed or sublicensed to the Company from a third party.
          1.25 “Losses” shall have the meaning set forth in Section 9.1.
          1.26 “Material Adverse Effect” shall mean any circumstance, change in, or effect on the Business or the Company that, individually or together with a series of related circumstances, changes in, or effects on, the Business or the Company: (a) is materially adverse to the Business, Assets, Liabilities, prospects, results of operations or the condition (financial or otherwise) of the Company; or (b) would materially adversely affect the ability of Purchaser or the Company immediately following the Closing to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company.
          1.27 “MOFCOM” shall mean the Ministry of Commerce of the PRC.
          1.28 “Company” shall mean the Company as of the date of this Agreement, the details of which is set forth in Schedule C herein.
          1.29 “Ordinary Course of Business” or “Ordinary Course” shall mean the ordinary course of business of the Company or Purchaser, as the case may be, consistent with past custom and practice (including, if applicable, with respect to quantity, frequency and amount). For the avoidance of doubt, such terms shall not refer to the past accounting practices and policies of the Company.
          1.30 “Organizational Documents” shall mean this Agreement, the Shareholders (Joint Venture) Agreement and the Amended and Restated Articles of Association of the Company, which are executed on the same date herein.
          1.31 “Party” shall mean any of the parties hereto, and “Parties” shall mean all of the parties hereto.

          1.32 “Permits” shall mean all licenses, consents, exemptions, approvals, registrations, permits, certificates and other authorizations from or by any Governmental Authority, and applications thereof.
          1.33 “Person” shall mean any individual, partnership, firm, corporation, association, foundation, trust, unincorporated organization or other entity, including without limitation any Governmental Authority.
          1.34 “PRC” shall mean the People’s Republic of China, for purpose of this Agreement, excluding the territories of Taiwan, Hong Kong and Macau.
          1.35 “PRC GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the PRC.
          1.36 “Purchase Price” shall be TwoMillion U.S. Dollars (US$2,000,000).
          1.37 “Purchased Shares” shall have the meaning set forth in the Recitals.
          1.38 “Real Property” shall mean the real property owned or leased by the Company.
          1.39 “SAIC” shall mean the State Administration of Industry and Commerce of the PRC or its local branch in Nanjing.
          1.40 “Shareholders (Joint Venture) Agreement” shall mean the shareholders (joint venture) agreement by and among the Company, the Purchaser, each of Sellers who remains a shareholder of the Company post Closing, dated the date hereof.
          1.41 “Sellers’ Representative” shall have the meaning set forth in the Recitals to this Agreement.
          1.42 “Tax” shall mean any tax or fees collected by the national and/or local government in accordance with the law and in respect of any Person and all penalties, charges, costs and interest relating thereto.
          1.43 “Valuation Report” shall mean the valuation report issued by Nanjing Great Wall Land and Real Estates Valuation and Asset Appraisal Firm, a PRC qualified asset appraisal firm mutually recognized by Flow and Sellers’ Representative and attached hereto in Schedule 7.6 in relation to the value of the Purchased Shares which have been reviewed and approved by the Parties.
          1.44 “Purchaser’s Bank” shall mean Bank of America.
          1.45 The term “above” and “below” used in connection with an amount herein shall be inclusive of such amount, while the term “more than” used in connection with an amount herein shall be exclusive of such amount.
2. Purchase of Purchased Shares

          2.1 Purchase and Sale of Purchased Shares. At Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase from Sellers and pay therefor, the Purchased Shares, free and clear of any and all Encumbrances and in suitable form for transfer to Purchaser.
          2.2 Purchase Price. The consideration for the Purchased Shares shall be Two Million US Dollars(US$2,000,000), paid at one time in cash (US$) to the foreign exchange bank accounts in China both the set up of which and the payment of the consideration into which will have been approved by the competent branch or branches of the State Administration for Foreign Exchange of the PRC, designated by the Sellers’ Representative, within five (5) days upon issuance of Business License.
          2.3 Purchase Price Allocation. The following table sets forth the allocation of the consideration to be paid pursuant to this Agreement among Sellers, including the allocation of consideration to be paid to each Seller under the payment set forth in Section 2.2 above.

			Par Share	Total
	Names of	Transfer	Transfer	Consideration
No.	Shareholders	Amount	Price(US$)	(US$)
1	Chen Bo	287,960	1.33	383,946.67
2	Jin Wenling	289,520	1.33	386,026.66
3	Huang Zhaofu	246,050	1.33	328,066.66
4	Zhao Hongjun	76,900	1.33	102,533.33
5	Yang Min	76,900	1.33	102,533.33
6	Zhang Weixin	51,900	1.33	69,200.00
7	Zhang Rongcheng	51,900	1.33	69,200.00
8	Wei Mingxing	30,000	1.33	40,000.00
9	Liu Qian	30,000	1.33	40,000.00
10	Wu Tingting	30,000	1.33	40,000.00
11	Gao Zhigang	24,050	1.33	32,066.67
12	Tian Jing	24,050	1.33	32,066.66
13	Yang Zuhua	22,313	1.33	29,750.00
14	Jin Wenli	22,312	1.33	29,750.00

			Par Share	Total
	Names of	Transfer	Transfer	Consideration
No.	Shareholders	Amount	Price(US$)	(US$)
15	Sun Guohua	20,650	1.33	27,533.33
16	Liu Hong	20,650	1.33	27,533.33
17	Zhang Zuping	18,113	1.33	24,150.00
18	Tan Qiuqin	18,112	1.33	24,150.00
19	Zhou Xing	17,000	1.33	22,666.67
20	Zhang Huixin	12,320	1.33	16,426.67
21	Qi Ping	12,320	1.33	16,426.66
22	Wei Guidi	10,000	1.33	13,333.33
23	Gong Hongmei	10,000	1.33	13,333.33
24	Hu Wencai	7,200	1.33	9,600.00
25	Wu Ailing	6,800	1.33	9,066.67
26	Huang Jianqiang	6,700	1.33	8,933.33
27	Jiang Yezhou	6,000	1.33	8,000.00
28	Jiangzhenhan	5,930	1.33	7,906.67
29	Tai Qiuhui	5,930	1.33	7,906.66
30	Zhao Yinghua	5,000	1.33	6,666.67
31	Shi Yulan	5,000	1.33	6,666.67
32	Cheng Yilun	5,000	1.33	6,666.67
33	Zhu Ning	5,000	1.33	6,666.67
34	Chen Yang	5,000	1.33	6,666.67
35	Liu Xinhai	3,500	1.33	4,666.67
36	Chen Fanggui	3,000	1.33	4,000.00
37	Li Gang	3,000	1.33	4,000.00
38	Shen Dongfeng	2,500	1.33	3,333.33
39	Li Jian	2,500	1.33	3,333.33
40	Wu Wei	2,500	1.33	3,333.33

			Par Share	Total
	Names of	Transfer	Transfer	Consideration
No.	Shareholders	Amount	Price(US$)	(US$)
41	Zhao Shuangfeng	2,120	1.33	2,826.67
42	Li Yuhua	2,000	1.33	2,666.67
43	Tian Qifu	2,000	1.33	2,666.67
44	Sun Wei	2,000	1.33	2,666.67
45	Ma Jun	2,000	1.33	2,666.67
46	Sun Qinghai	2,000	1.33	2,666.67
47	Wang Shunmei	2,000	1.33	2,666.67
48	Yao Xiangwen	1,560	1.33	2,080.00
49	Sun Xu	740	1.33	986.67
	Total	1,500,000		2,000,000.00
3. Closing
          3.1 Time and Place of Closing. Subject to the satisfaction (or waivers by the Purchaser in respect of the conditions precedent set forth in Section 7, or by Sellers in respect of the conditions precedent set forth in Section 8, as the case may be) of the conditions precedent set forth in Sections 7 & 8 below, the consummation of the sale and purchase of the Purchased Shares shall take place at the offices of JC Master Law Offices at 15th Floor, Daxinggong Mansion, 147 East Zhongshan Road, or such other place as may be agreed in writing by Purchaser and the Sellers’ Representative, within three (3) business days (“Closing Date”) from the date of the issuance of the Business License If within the three (3) business days after the date of Business License, the last of conditions precedent set forth in Sections 7 & 8 has not been satisfied or waived by Purchaser (in terms of Section 7) or by Sellers (in terms of Section 8), the Parties shall agree on a new Closing Date, but in any event no later than the three (3) months from the date of the issuance of the Business License, or if the Business License has not been issued as of the expiry of the above time, December 31, 2009 or the date on which the Governmental Authority issues a written document which disapproves the transaction contemplated hereunder (whichever is earlier) (the “Long Stop Date”), unless otherwise extended in writing by the Parties hereto.
          3.2 Deliveries at Closing. On the Closing Date, Sellers shall deliver to Purchaser the following documents: (1) a certified copy of the Amended Articles of Association set forth in Section 7.7, (2) a certified copy of the Shareholders (Joint Venture) Agreement set forth in Section 7.8, (3) Opinion of Counsel under Section 7.9 (4), Officer Certificate under Section 7.11, (5) Sellers’ Certificate under Section 7.12, (6) Approvals and Permit (if any) under Section 7.13 issued by Governmental Authority, and (7) share certificate indicating that Purchaser has purchased Purchased Shares at Closing which has been registered under the name of the

Purchaser under Section 7.14. In return, Purchaser shall deliver to Seller’s Representative an officer certificate under Section 8.2 has been satisfied.
          3.3 Post Closing Ownership Structure. Upon closing of this sale and purchase of the Purchased Shares, the Purchased Shares will account for 5% of the total issued and outstanding shares of the Company, and the new shareholding structure of the Company will be as set forth in Schedule B.
          3.4 Long Stop Date. Closing shall take place as soon as practical after the issuance of the Business License and the conditions precedent set forth in Sections 7 & 8 have been satisfied or waived, as the case may be, but in any event no later than the Long Stop Date, unless otherwise extended in writing by the Parties hereto. If Closing does not take place on or prior to the Long Stop Date, this Agreement shall automatically terminate in its entirety on the Long Stop Date and shall be of no further force or effect, and no Party hereto shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with, or otherwise arising, under the Agreement after the Long Stop Date.
4. Representations and Warranties of the Company and Sellers
          Except as disclosed in a correspondingly numbered schedule (the “Disclosure Schedule”) delivered to Purchaser dated as of the date of this Agreement, the Company and each of Sellers jointly and severally represent and warrant to Purchaser that all representations and warranties contained in this Section 4 are true as of the date hereof and as of the Closing. On or prior to the Closing, the Company and Sellers’ Representative shall prepare and deliver an updated Disclosure Schedule reflecting any update or change that occurred or came into existence after the date hereof. The disclosures set forth in the Disclosure Schedule shall apply to all representations and warranties under this Agreement so long as such disclosures identifies by section number the section and subsection to which such disclosure relates. No update or change in the Disclosure Schedule will affect a determination on whether a breach of any representation or warranty in this Section 4 has occurred as of the date hereof, which determination shall be made as if such update had not been delivered. As of the date of this Agreement, the Company and each of Sellers jointly and severally represent and warrant to, and agree with, Purchaser as follows:
          4.1 Organization, Authority and Qualification of the Company. The Company is a joint stock company duly organized and validly existing under the laws of the PRC and has all necessary power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted and to execute, deliver and perform this Agreement, the other Organizational Documents and the Ancillary Agreements to which it will become a party. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that conflicts with, constitutes a default under or results in a violation of any provision of its articles of association (or similar organizational documents). A true and correct copy of the articles of association (or similar organizational documents) of the Company, as in effect on the date hereof, has been delivered by the Company to Purchaser. The chops set forth in Schedule 4.1 are all chops currently used by the Company.
          4.2 Organization, Authority and Qualification of Sellers. Each Seller has all necessary power and authority to enter into this Agreement, the other Organizational Documents and the Ancillary Agreements to which he or she will become a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, the other Organizational Documents and the Ancillary Agreements to which each such Seller will become a party have been or will be duly executed and delivered by such Seller, and, when executed and delivered, will constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms. Such Seller has not taken any action to rescind its power-of-attorney agreement with the Sellers’ Representative.
          4.3 Share Capital of the Company. As of the date hereof, the Company has a paid-in capital of Thirty Million Renminbi (RMB30,000,000) and the total issued and outstanding shares of Thirty Million (30,000,000) ordinary shares with a par value of One Renminbi (RMB1.00) per share. All of the issued and outstanding ordinary shares of the Company as set forth in Schedule A have been duly authorized, are validly issued, fully paid, and nonassessable. None of the Purchased Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of the Company or obligating Sellers or the Company to issue or sell any other shares of, or any other interest in, the Company. In addition, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the shares of the Company, including the Purchased Shares.
          4.4 Ownership of the Purchased Shares. Schedule A accurately and correctly sets out the Purchased Shares owned by each Seller. All of the Purchased Shares specified as owned by each such Seller are free and clear of any Encumbrances.
          4.5 Subsidiaries. Except as set forth on Schedule 4.5, the Company has no subsidiaries or branches or representative offices, proprietary interests or investments in securities, other than those held from time to time as short-term investments for the utilization of idle cash, and does not control, through stock ownership or otherwise, any corporation, partnership, joint venture, unincorporated association or other business entity.
          4.6 Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other corporate actions and decisions taken or subsequently ratified by the shareholders and the board of directors of the Company. Complete and accurate copies of all such minute books and of the share register of the Company have been provided by the Company to Purchaser
          4.7 No Conflict. The execution, delivery and performance of this Agreement, the other Organizational Documents and the Ancillary Agreements by the Company and each of Sellers does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of association of the Company; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 4.8, conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Assets, Business, the Company or the Purchased Shares; or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.8required to be made or obtained by Purchaser, any Seller or the Company, conflict with, result in any breach of, constitute a default under, or result in the creation of any Encumbrance on any of the Purchased Shares or on any of the Assets pursuant to, any note, mortgage, contract, agreement, lease, sublease, license, sublicense, Permit, or other arrangement to which the Company or any of Sellers is a party or by which any of the Purchased Shares or any of such Assets is bound or affected.

          4.8 Consents and Approvals. The execution, delivery and performance of this Agreement, the other Organizational Documents and the Ancillary Agreements by the Company and any of Sellers does not and will not require any consent, approval, permit, authorization, filing or notification to any Governmental Authority, creditor or other Person, except as set forth in Schedule 4.8, all of which shall be acquired or made, as the case may be, prior to the Closing Date.
          4.9 Financial Statements and Books and Records.
          (a) True and complete copies of Financial Statements have been delivered by the Company to Purchaser and are attached hereto as Schedule 4.9. Except for those disclosed in the Disclosure Schedule 4.9 and those disclosed by the Company to the Purchaser through provision and delivery of documents to Deloitte Consulting (Shanghai) Co. Ltd. during the financial due diligence process the delivery of which have been confirmed by the Company and Deloitte Consulting (Shanghai) Co. Ltd., on the date of this Agreement and the Closing Date, the books of account and other financial records of the Company (i) accurately reflect in all material respects items of income and expense and Assets and Liabilities required to be reflected therein in accordance with PRC GAAP; (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good accounting practices in all material respects.
          (b) There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements, other than as set forth in the Financial Statements. Except as disclosed in the Financial Statements, Company is not a guarantor or indemnitor of any indebtedness of any other Person.
          4.10 No Undisclosed Liabilities. Except as disclosed on Disclosure Schedule 4.10, there are no Liabilities of the Company exceeding Fifty Thousand Renminbi (RMB 50,000) (in terms of a single liability) or Three Hundred Thousand Renminbi (RMB 300,000) in aggregate outstanding amount under a same or similar transaction, other than the Liabilities reflected or reserved against on the Financial Statements and Liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business. Reserves are reflected on the Financial Statements against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with PRC GAAP applied consistently during the periods indicated. Other than as reflected on the Financial Statements, there are no contracts, agreements or transactions between Sellers and the Company.
          4.11 Accounts Receivable. Except to the extent reserved for on the Financial Statements or disclosed on Disclosure Schedule 4.11, all accounts receivable reflected on the Financial Statements and all accounts receivable existing on the Closing Date have arisen from the sale of goods or services in the Ordinary Course of Business and, to the Knowledge of the Company and Sellers, constitute only valid, undisputed claims of the Company which are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued or returns in the Ordinary Course of Business. Except as set forth on Disclosure Schedule 4.11, to the Knowledge of the Company and Sellers, all accounts receivable reflected on the Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements) are or will be as of the Closing Date collectible, without resort to litigation or extraordinary collection activity, within one (1) year after the Closing Date.

          4.12 Permits. Schedule 4.12 describes all material Permits from Governmental Authorities necessary to conduct the Business (except for those disclosed in the Disclosure Schedule 4.12), all of which have been secured and are valid and in full force and effect and there is no Action which would or is reasonably likely to, result in the suspension, cancellation, modification or revocations of any of its Permits. None of such Permits shall be invalidated or become voidable as a result of the consummation of the transactions contemplated hereby (except that certain Permits might be renewed to reflect Purchaser’s status as a new shareholder in the Company as a result of the transactions contemplated hereby). The Company is in compliance with the terms and conditions of all such Permits.
          4.13 Related Party Transactions. Except as disclosed in Disclosure Schedule 4.13, or the agreement, undertaking or lease within a consecutive twelve (12) months entered into between Company and Seller or Company’s affiliate in an amount no more than RMB 500,000 or as contemplated by this Agreement, no employee, officer, shareholder, partner, director or Affiliate of any Seller or the Company has any interest in any of the Assets or is a party to any agreement, commitment or lease with the Company or affecting the Business or the Assets.
          4.14 Litigation. Except as disclosed in Disclosure Schedule 4.14, there are no Actions by or against the Company, or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority). Neither the Company nor the Assets are subject to any Governmental Order (or, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).
          4.15 Compliance with Laws. The Company has conducted the Business and used its Assets in accordance with all Laws and Governmental Orders applicable to the Company, and the Company is not in violation of any such Law or Governmental Order. The Company has not received notice of any violation of any Laws or Governmental Orders which has not been cured. To the Knowledge of the Company and Sellers, the Company is not subject to any applicable foreign law.
          4.16 Intellectual Property.
          (a) The rights of the Company in or to such Owned Intellectual Property and Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither Sellers nor the Company has received any claim or written notice from any Person to such effect. Relevant products operated by the Company in connection with the patent owned by Sellers’ Representative are high-pressure waterjet cutter and cleaner and Schedule 4.16 also set forth all patents on high-pressure waterjet cutter and cleaner owned by Sellers’ Representative in connection with the operation of relevant the Company.
          (b) The Company owns all Owned Intellectual Property free and clear of any Encumbrance, other than any non-exclusive licenses granted by the Company in the Ordinary Course of Business. The Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used. No Actions have been made or asserted or are pending (and, to the Knowledge of the Company, no Action has been threatened) against the Company either (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or the Licensed Intellectual Property; or (ii) alleging that any Owned Intellectual Property or Licensed Intellectual Property is being licensed, sublicensed or used in violation of patents, copyrights or trademarks or any other rights of any Person. To the Knowledge of the Company, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company or that infringe upon the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company or upon the rights of the Company. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property or any of the rights of the Company in any of the Owned Intellectual Property or Licensed Intellectual Property.
          (c) No product, service, operation or business activity of the Company (including the use of any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property by its employees at the Company’s premises) infringes or has infringed upon or otherwise violates or has violated the Intellectual Property rights of any other Person, and no Actions have been made or asserted or are pending or threaten against the Company alleging that any product, service, operation or business activity of the Company infringes upon or violates the Intellectual Property rights of any other Person.
          4.17 Tangible Personal Property. Schedule 4.17 lists each item of tangible personal property with a value (as determined in accordance with PRC GAAP) over Ten Thousand Renminbi (RMB10,000]) (the “Tangible Personal Property”) used in the Business or owned or leased by the Company. Except for those disclosed in Disclosure Schedule 4.17,the Company has good and marketable title, or valid and effective leasehold rights in the case of leased property, to all Tangible Personal Property, free and clear of all Encumbrances. The Tangible Personal Property is in good repair and operating condition, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted.
          4.18 Assets.
          (a) The Company owns, leases or has the legal right to use all the properties and assets used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and Company has lawfully acquired all ownership in connection with such properties and assets as set forth in Schedule 4.18(a) and has paid in full all considerations and other relevant amounts, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the “Assets”). The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in the Business. At all times since the date of the Interim Financial Statements, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the continued conduct of the Business, subject to normal wear and tear.
          (b) Except for those disclosed in Disclosure Schedule 4.18(b), all Permits, infrastructure facilities such as power, water supply, telecommunications, equipment and tools necessary for the construction and operation of the two new factory builds (Phase One Plant, which shall mean the construction project of phase one plant located at No. 099 Wei Yi Avenue, Gaochun County Economic Development Zone, Nanjing Municipality, the detailed information in Schedule 4.18, and Phase Two Plant, which shall mean the construction project of phase one plant located at No. 099 Wei Yi Avenue, Gaochun County Economic Development Zone, Nanjing Municipality.) that are currently under construction have been obtained and/or secured and the construction is on schedule. To the Knowledge of the Company, there have been no incidents or reasons that might cause the Company to be concerned that the construction of the two new factory buildings may be delayed or the Company might have problem operating these two new plants when they are completed.
          (c) To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the incurrence of any penalty or other adverse consequence with respect to the Company’s respective interest in the Assets or the ownership or possession of any documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business.
          4.19 Employee Benefit Matters. No event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability under the terms of such Employee Plans or under the Law, except those Liabilities that have accrued in the Ordinary Course of Business but are not due pursuant to the terms of any Employee Plan.
          4.20 Labor Matters. The Company is not a party to any collective bargaining agreement (collective contract) or other labor union contract applicable to persons employed by the Company, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could materially affect the Company. There are no controversies, strikes, slowdowns, lock-outs or work stoppages pending or threatened between the Company and any of the employees, and the Company has not experienced any such controversy, strike, slowdown, lock-outs or work stoppage within the past three years. Except as disclosed on Disclosure Schedule 4.20, the Company is currently in compliance with all applicable Laws relating to the employment of labor, including without limitation those related to wages, hours and collective bargaining, and is not liable for any arrears of wages, taxes, allowances, benefits, severance pay, penalties or other sums for failure to comply with any of the foregoing. Except as disclosed on Disclosure Schedule 4.20, the Company has paid in full to all current and former directors, officers and employees or adequately accrued for in accordance with PRC GAAP all wages, salaries, commissions, bonuses, benefits allowances, severance pay and other compensation due to or on behalf of the current and former directors, officers and employees. There are no Actions that have been asserted or is now pending or threatened with respect to the Company for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, safety and health standards or discrimination in employment practices. The Company has made all required contributions, concerning national pension, national medical insurance, work-related injury insurance, unemployment insurance and other mandatory social security matters in accordance with the laws and rules of local labor management authority and the contribution of such have been confirmed by the employees.
          4.21 Taxes. Except for those disclosed in Disclosure Schedule 4.21, since the date of the establishment of the Company, all returns and reports in respect of Taxes required to be filed with respect to the Companyi, as the case may be, have been duly disclosed to the Purchaser. No adjustment relating to such returns has been proposed formally or informally by any Tax Authority and the Company is not (i) a party to any agreement, arrangement or election with any Tax Authority or (ii) liable for Taxes in relation to transfer pricing. There are no pending or threatened Actions for the assessment or collection of Taxes against the Company. The Company is not subject to any additional unpaid Tax investigation and no notices of any dispute regarding Tax receivable from the Company have been received by the Company.

          4.22 Insurance. The Company maintains insurance policies consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. A list of such insurance policies (including the policy number, the amount of coverage, the type of insurance, insurance carrier, annual premium, date of expiration and any pending claims or contributions thereunder which are material to the Company) is contained on Schedule 4.22.
          4.23 Environment.
          (a) Except for those disclosed in Disclosure Schedule 4.23, the Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, any parcel of the Real Property (or any portion thereof) for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any parcel of the Real Property, or transported any Hazardous Materials to, from or across any parcel of the Real Property.
          (b) The Company is in compliance with, and there are no existing violations by the Company under, all applicable PRC Environmental Laws in all respects, and no investment or expense is required by the Company in order to maintain such compliance.
          (c) The Company has obtained all Permits and filed all notices which are required to be obtained or filed by it or those engaged by it for use of the Assets and the conduct of the Business under applicable Environmental Laws, and there has been no change in the facts and circumstances reported or assumed in the application for or granting of such Permits.
          (d) The Company is in compliance with all terms and conditions of such required Permits, including without limitation filing all notices, reports and other statements which are required to be obtained or filed under such Permits.
          4.24 Product Liability and Product Warranty. To the Knowledge of the Company and Sellers, the Company has not distributed, supplied or sold products which are or alleged to be faulty, defective or which do not comply with any representations or warranties expressly or impliedly made by the Company. The Company has or has had, during the last two (2) years before the date of the Agreement, no legal liability, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing, or services rendered prior to the Closing.
          4.25 Brokers. Other than payments disclosed on Disclosure Schedule 4.25, no broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller.
          4.26 Full Disclosure. No representation or warranty or other statement made with respect to the Company in this Agreement (including those in the Disclosure Schedule), the Financial Statements or any certificate delivered pursuant to the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty or other statement, in light of the circumstances in which it was made, not misleading.

          4.27 No Other Representation or Warranty. Except for the representations and warranties contained in this Section 4, Company or Sellers make no other express or implied representation or warranty herein.
5. Representations and Warranties of Purchaser
          As of the date of this Agreement, Purchaser represents and warrants to, and agree with, Sellers and the Company as follows:
          5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, the United States of America, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement, the Shareholders (Joint Venture) Agreement and the Amended Articles of Association of the Company (hereinafter, collectively referred to as the “Organizational Documents”).
          5.2 Authority. The execution, delivery and performance of the Organizational Documents and the Ancillary Agreements by Purchaser have been duly authorized by all necessary corporate action. The Organizational Documents and the Ancillary Agreements, when executed and delivered by Purchaser, shall be legal, valid and binding obligations of Purchaser, enforceable against it, in accordance with the terms hereof and thereof.
          5.3 Full Disclosure. No representation or warranty or other statement made with respect to the Purchaser in this Agreement (including those in the relevant Schedules) or any certificate delivered pursuant to the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty or other statement, in light of the circumstances in which it was made, not misleading.
          5.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, Purchaser make no other express or implied representation or warranty herein.
6. Further Agreements of the Parties
          6.1 Pyramid Five Year Plan. The Purchaser undertakes that it will use commercially reasonable efforts, together with the Sellers who remain as the Company’s shareholder post-closing, to realize Pyramid Five Year Plan. .
          6.2 Warranty on Payment of Amount Due before Closing. Sellers warrant that all of the following payment liabilities shall have been paid off at Closing: (i) unpaid liabilities on infrastructure (including Phase One Plant and Phase Two Plant) and Phase Two Plant (including electronic (hanging) crane and finished constructions), but excluding unpaid liabilities for all machines and equipments of Phase Two Plant required for the future manufacturing of the Company, (ii) land grant fees payable by the Company, and
          6.3 Creditor’s Rights and Liabilities. Without prejudice to Sellers’ warranties under Section 6.2 hereof, upon issuance of the Business License, the Company will be converted from a PRC domestic joint stock company into a PRC foreign invested joint stock company. The purchaser and the sellers agree herein that the company after conversion shall succeed to the creditor’s rights and liabilities of the company before conversion.

          6.4 Government Approvals, Registration and Change of Licenses and Certificates. Upon execution of the Organizational Documents, the Parties shall, as soon as practicable but subject to the consents in writing of Purchaser and Seller’s Representative, submit (i) the transactions contemplated under this Agreement, (ii) the application for the conversion of the Company into a foreign-invested joint stock company, (iii) the Organizational Documents and (iv) all other documents required by Law, for approvals by Governmental Authority (the “Government Approval”). In addition, the Parties shall use their commercially reasonable best efforts to provide all necessary information and materials required by the Governmental Authority and to obtain the Government Approvals as soon as practical. Upon receipt of the Government Approvals, the Company shall also make all necessary filings and registrations for the change of the Company’s licenses and certificates, including without limitation the Business License, the tax certificates, foreign exchange certificate and finance registration certificate, to reflect Purchaser’s majority shareholding in the Company.
          6.5 Certificate for Receipt of Foreign Exchange for Share Transfer. Each Seller shall, and Seller’s Representative shall procure that each Seller, upon the receipt of their respective portion of the payments for the sale of the Purchased Shares set forth in Section 2.2 above, deliver to Purchaser a copy of the Certificate for Receipt of Foreign Exchange for Share Transfer for Purchaser’s records and assist the Company in completion of the legal procedures in connection with the foreign exchange registration.
          6.6 Conduct of Business. Between the date hereof and the Closing Date, unless otherwise agreed in advance in writing by Purchaser, the Company shall, and Sellers shall procure that the Company:
          (a) conduct the Business only in the usual and Ordinary Course of Business;
          (b) refrain from further amending the Amended Articles of Association of the Company or its internal rules or regulations;
          (c) refrain from issuing or selling any new shares, notes, bonds or other securities of the Company;
          (d) refrain from making any material change in its accounting practices or procedures other than changes required by PRC GAAP;
          (e) except as required by Law, not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by Sellers in this Agreement untrue at the Closing Date;
          (f) refrain from (i) making any purchases, sales or transfers of any material properties; iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any of its material Assets; (iv) borrowing or lending any funds outside of the Ordinary Course of Business or in an amount more than Eight Hundred Thousand Renminbi (RMB800,000); and (v) making any fixed asset investment (including without limitation, investment in Phase Two Plant);
          (g) refrain from incurring any Liabilities other than those that are in the Ordinary Course of Business or in an amount more than Eight Hundred Thousand Renminbi (RMB800,000);

          (h) refrain from making any repayment of the Company’s existing outstanding debts ahead of the original payment schedules of such debts or any single repayment of such debt in excess of Eight Hundred Thousand Renminbi (RMB800,000) without the consent of Purchaser.
          (i) except as required by Law, refrain from making any change in the compensation or benefit payable or to become payable to any of its employees or agents or making any new bonus payment or arrangement or benefit to or with any of them;
          (j) have in effect and maintain all insurance now in force as described in Schedule 4.22;
          (k) except as contemplated by this Agreement, refrain from making any dividend declaration or any other distributions;
          (l) use its best efforts to preserve the Business organization intact, to keep available the services of its present officers and employees and to make no changes therein, and to preserve the goodwill of all suppliers, customers, sales representatives and others having business relations with the Company; and
          (m) use its best efforts to maintain the Assets in accordance with good business practice and in good operating condition and repair.
          6.7 No Shop. Between the date of this Agreement and the Closing Date, or unless earlier terminated in accordance with this Agreement, none of the Sellers’ Representative, Sellers, the Company nor any of their respective officers, directors, Affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Purchaser) concerning any sale or other disposition of any shares in the Company (including the Purchased Shares), Business or the Assets (other than sales of inventory in the Ordinary Course of Business) or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing. Sellers and the Company shall promptly communicate to Purchaser in writing the terms of any proposal or contract which he/she or the Company may receive in respect of any such transaction. From the date hereof to the Closing Date, unless this Agreement is early terminated, Purchaser shall not conduct negotiation with any third party with same or similar Business as Company in Asia on acquisition, equity or cooperative joint venture or other similar cooperation.
          6.8 No Abuse of Information. Purchaser undertakes that if the transaction contemplated herein does not close according to Section 3.1, Purchaser shall not take advantage of the information of Company acquired hereunder to jeopardize the interests of Company or Sellers. To avoid doubt, the disclosure made by Purchaser in accordance with Section 12.15 (Confidentiality) or reasonable use in accordance with applicable law shall not be deemed as jeopardizing the interests of Company or Sellers.
          6.9 The Ultimate Ownership of Undistributed Profit Prior to Closing. Parties acknowledge that all undistributed profit prior to Closing may be declared and distributed to the Sellers prior to the Closing Date. After the Closing Date, all profit of Company including the undistributed profit of previous years (if any) shall be distributed in accordance with the PRC law (for purpose of Purchaser, dividend distribution shall be made based on the purchase price actually paid-in). The specific arrangement is set forth in Sections 13.3 Shareholders (Joint Venture) Agreement and Amended Articles of Association.
          6.10 Execution of Shareholders (Joint Venture) Agreement and the Amended Articles of Association. On the date hereof, the Purchaser and each Seller who will remain as the shareholder of the Company post-Closing shall also execute a Shareholders (Joint Venture) Agreement and Amended Articles of Association in a form and content mutually agreed by Purchaser and Sellers.
7. Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser to consummate the transactions contemplated herein will be subject to the satisfaction of all of the following conditions on or before the Closing Date, any one or more of which may be waived in writing by Purchaser solely at Purchaser’s discretion (to avoid doubt, Purchaser hereby acknowledges that except for Sections 7.1, 7.2, 7.3, 7.4, 7.7, 7.8,7.9, 7.11, 7.12,7.13,7.14 other conditions precedents under Section 7 have been satisfied or waived by Purchaser as of the date hereof:
          7.1 Representations and Warranties. All representations and warranties made by Sellers and the Company herein shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).
          7.2 Compliance of Covenants. All of the covenants, terms and conditions of this Agreement to be complied with by Sellers and the Company on or before the Closing Date (including without limitation the covenants set forth in Section 6 above) shall have been complied with in all respects.
          7.3 No Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.
          7.4 No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit consummation by the Parties of the transactions contemplated herein.
          7.5 Opinion of Counsel as of the Date hereof. Purchaser shall have received the opinion of counsel issued by the legal counsel of Sellers, i.e. Shanghai Brilliance Law Firm Nanjing Branch dated as of the date hereof, the form and content of which is satisfactory to Purchaser.
          7.6 Valuation Report. Purchaser shall have received a copy of the Valuation Report attached hereto as Schedule 7.6 and Purchaser and Sellers are satisfied with the content of the Valuation Report.
          7.7 Amended Articles of Association. The Amended Articles of Association shall be in full force and effect under the Law of the PRC and shall have been filed with the SAIC.
          7.8 Shareholders (Joint Venture) Agreement. Purchaser shall have received a copy of the Shareholders (Joint Venture) Agreement, duly authorized and executed by the Parties thereto, approved by MOFCOM, with full effect under PRC law and registered with SAIC.

          7.9 Opinion of Counsel as of Closing Date. Purchaser shall have received the opinion of Shanghai Brilliance Law Firm Nanjing Branch, counsel for Sellers, dated as of the Closing Date, in the form set forth in Exhibit 7.9.
          7.10 Authorization of the Organizational Documents and the Ancillary Agreements. The execution, delivery and performance of the Organizational Documents and the Ancillary Agreements by the Company have been duly authorized and approved by the shareholders and the board of directors of the Company.
          7.11 Officer Certificate. Purchaser shall have received an officer certificate in the form set forth in Exhibit 7.11, duly executed by Seller’s Representative in his capacity as the chief executive officer of the Company certifying that (x) a true and correct copy of the resolutions of the board of directors and the shareholders of the Company, approving and authorizing the transactions contemplated herein and the execution, delivery and performance of the Organizational Documents and the Ancillary Agreements by the Company, (y) a true and correct copy of the Company’ register of shareholders and the Amended Articles of Association showing Purchaser as the holder the Purchased Shares, (z) setting forth the incumbency of Seller’s Representative executing the Organizational Documents and the Ancillary Agreements on behalf of the Company.
          7.12 Sellers’ Certificate. Purchaser shall have received an certificate in form set forth in Exhibit 7.12, duly executed by each of Sellers certifying that (i) the conditions precedent set forth in Sections 7.1, 7.2, 7.3 and 7.4 above have been satisfied as of the Closing Date.
          7.13 Government Approvals and Licenses. All Government Approvals and Permits required for the consummation of the transactions contemplated herein and the Organizational Documents have been obtained.
          7.14 Share Certificates. Purchaser shall have received the share certificate representing the Purchased Shares purchased by Purchaser at Closing and registered in the name of Purchaser.
          7.15 Social Insurance and Housing Fund. Sellers shall have provided to Purchaser a certificate issued by a competent Government Authority acceptable to Purchaser in connection with the contribution of social insurance and housing fund amounts in connection with the Company.
          7.16 Company’s Ownership Certificate on Land Use Right and Land Grant Price. Company shall have obtained the State-owned Land Use Right Certificate for the fifty mu land where the Phase Two Plant is located under which Company shall have been entered as the owner of the granted land use right. Company shall have obtained the Property Ownership Certificate in connection with the Phase Two Plant under which Company shall have been entered as the owner of such property (the detailed information of the land and property is set forth in Schedule 7.17) and shall have lawfully paid off all land grant price and relevant tax and fees in connection with the 74 mu land owned by it.
8. Conditions Precedent to Obligations of Sellers and the Company
          The obligations of the Company and Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction of all of the following conditions, any one of which may be waived in writing by the Company and the Sellers.

          8.1 Representations and Warranties. All representations and warranties made by Purchaser contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date.
          8.2 Officer Certificate. Seller’s Representative shall have received a certificate from Purchaser in the form set forth in Exhibit 8.2 signed by the chief executive officer or other authorized person of Purchaser certifying that the conditions set forth in Section 8.1 have been satisfied as of the Closing Date.
          8.3 Certificate of Purchaser’s Bank. Purchaser shall have provided to Sellers’ Representative a document issued by Purchaser’s Bank which evidences that the Purchaser has the ability to pay the Purchaser Price under this Agreement. The form of such certificate of Purchaser’s Bank is set forth in Exhibit 8.3.
          8.4 Approval Required by Purchaser. All approvals and permits required to consummate this Agreement and other Organizational Document by the shareholders of the Purchaser, securities exchange, anti-trust review committee and Governmental Authorities shall have been obtained.
9. Indemnification
          9.1 Indemnification by Sellers for Representations and Warranties and Covenants of the Company and Sellers. Sellers shall jointly and severally indemnify and hold harmless Purchaser against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses (collectively, the “Losses”) imposed on, sustained, incurred or suffered by Purchaser, whether in respect of third-party claims against the Company or Purchaser, claims among the Parties, or otherwise, arising out of, resulting from, or due to (i) any breach of or inaccuracy in any representation or warranty set forth in Section 4 for the period such representation or warranty survives or (ii) any breach, violation or non-fulfillment of any covenant or agreement of the Company and Sellers contained in this Agreement.
          9.2 Indemnification by Purchaser for its Representations and Warranties. Purchaser shall indemnify, defend and hold harmless Sellers from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Sellers, whether in respect of third-party claims, claims among the Parties, or otherwise, arising out of, resulting from, or due to (i) any breach of or inaccuracy in any representation or warranty set forth in Section 5 for the period such representation or warranty survives or (ii) any breach, violation or non-fulfillment of any covenant or agreement of Purchaser contained in this Agreement.
10. Survival of Representations, Warranties, Covenants and Indemnification Obligations
All representations, warranties, covenants and indemnification obligations of the Parties contained in this Agreement, or made pursuant hereto, shall survive the Closing and any investigation at any time made by or on behalf of one Party for a period of two (2) years after the Closing Date; provided, however, that the breaches of representations, warranties covenants and indemnification obligations relating to fraud and as to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 6.1, 6.8, 6.9, shall not terminate but shall continue indefinitely. If any such claim shall have been made in writing and in accordance with the provisions of Section 9 prior to such expiration, such expiration shall not affect or in any way impair the rights of a Party to indemnification in respect of the particular matter as to which the claim was made, whether or not the amount of indemnification to which a Party is entitled in respect of such matter shall have been determined prior to such expiration.
11. Termination
          11.1 Termination. This Agreement shall become effective upon execution of the Agreements by all Parties but may be terminated prior to the Closing:
          (a) by Purchaser or Seller’s Representative, as the case may be, by giving a thirty (30) day prior written notice of a breach, in the event of a breach of the representations, warranties, covenants or agreements under this Agreement by one Party and such breaching Party fails to cure the breach within thirty (30) days after the delivery of such written notice by the non-breaching Party;
          (b) by Purchaser or Seller’s Representative alone by means of written notice if Governmental Approval is not obtained in connection with the transaction contemplated under this Agreement and the Organizational Documents on or before the Long Stop Date; or
          (c) by Purchaser or Seller’s Representative alone by means of written notice if Closing does not take place on or before the Long Stop Date.
          11.2 Effects of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties, except for the obligations of the Parties contained in Section 12 (and any related definitional provisions set forth in Section 1), and except that nothing in this Section 11 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Section 9 shall remain in effect in accordance with the provisions and limitations of such Section. In addition, Parties undertake that notwithstanding the termination of this Agreement, neither Party shall, in a manner in violation of applicable laws, take advantage of commercial information of the other Party derived from the transaction to harm the other Party’s interests. This provision shall not be affected by the termination of this Agreement.
12. Miscellaneous
          12.1 Expenses and Taxes.
          (a) Each Party shall bear its own expenses (including without limitation legal and accounting fees) incurred in connection with the preparation and execution of this Agreement, the other Organizational Documents and the Ancillary Agreements and the consummation of the transactions contemplated herein. In addition, each Party shall be responsible for its own Taxes, including any transfer Taxes, which may be payable in respect of the transactions contemplated hereby
          (b) Notwithstanding the foregoing, in the event that the Agreement is terminated pursuant to Section 11.1(a) above, the non-breaching Party shall be entitled to seek indemnification from the breaching Party for all of its out of pocket expenses incurred in connection with the preparation and execution of this Agreement, the other Organizational Documents and the Ancillary Agreements and the consummation of the transactions contemplated herein, including without limitation all fees and expenses incurred by the financial, legal and accounting advisors of such non-breaching Party. If Sellers and the Company are the breaching Parties, Sellers and the Company shall be jointly and severally liable to the out-of-pocket expenses of Purchaser.
          12.2 Further Assurances. Each Party shall from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably required in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
          12.3 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the agreements referred to in or contemplated by this Agreement constitute the entire understanding and agreement among the Parties and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof or thereof to the extent inconsistent with or contradictory to this Agreement or such other agreements.
          12.4 Incorporation by Reference. The Schedules and Exhibits attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.
          12.5 Modifications. This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all Parties. All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.
          12.6 Waiver. The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Parties, and such waiver shall be effective only with respect to the specific obligation described. The waiver by any Party of a breach of any provision of this Agreement by any other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.
          12.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void.
          12.8 Severability. If any provision hereof is found invalid, illegal or unenforceable pursuant to any Governmental Order, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible without being invalid, illegal or unenforceable.
          12.9 Governing Law. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the PRC.
          12.10 Arbitration.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of this Agreement or any clause of this Agreement shall be referred to China International Trade and Economics Arbitration Commission—Shanghai branch and resolved by arbitration under its arbitration rules ( which rules are incorporated by reference into this Agreement.
          (b) The place of arbitration shall be Shanghai.
          (c) The language to be used in the arbitration shall be in Chinese language.
          (d) The arbitral tribunal shall consist of three arbitrators. Purchaser and Sellers’ Representative shall each appoint one arbitrator. The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the arbitral tribunal. If, within thirty (30) days after the receipt of one Party’s notification of the appointment of an arbitrator, the other Party has not notified the first Party of the arbitrator such Party has appointed, the first Party may request the China International Trade and Economics Arbitration Commission—Shanghai branch to appoint the second arbitrator.
          (e) Any arbitration decisions or awards in accordance with these procedures shall be final and binding upon the Parties.
          (f) Notwithstanding the foregoing, any Party may apply to a court of competent jurisdiction to seek interim protective measures in support of the arbitral proceedings or to enforce the arbitration decisions or awards.
          12.11 Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by telex or facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by any Party to the other Parties. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, fifteen (15) days after dispatch if sent by express courier, thirty (30) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by telex or facsimile.
(a)	If to Purchaser, to: Flow International Corporation 23500, 64th Avenue South Kent Washington 98032 USA Attention: Chief Executive Officer Facsimile No.: _+1 253 813 3311

With a copy to:

K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 U.S.A. Attention: David Tang Facsimile No.: _+1 206 370 6186

(b)	if to the Company or the Sellers’ Representative, to:

Dardi International Corporation
No. 99, Weiyi Road
Gaochun Economic Development Area
Nanjing 211300
PRC
Attention: Chief Executive Officer
Facsimile No.: ___86 25 5732 4297

(c)	With a copy to: JC Master Law Offices 15th Floor, Daxinggong Mansion 147 East Zhongshan Road Nanjing 210002 PRC Attention: Justin Ma Facsimile No.:86-25-8450-5533
          12.12 Counterparts. This Agreement may be executed in one or more counterparts (each of which may be transmitted by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          12.13 Captions. The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.
          12.14 Number and Gender. Whenever used in this Agreement, the singular terms shall include the plural and the plural terms shall include the singular, and the use of any gender shall be applicable to all genders.
          12.15 Confidentiality.
          (a) No Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Agreement, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement or as required by a court of competent jurisdiction or governmental agency, and insofar as any Party is required by Law (not limited to PRC law) to disclose. Specifically, the Parties acknowledge that as a listed company in the US, Flow may be required to disclose the terms and conditions of this Agreement from time to time in accordance with applicable Law.
          (b) Purchaser and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the relevant other Party or required to be disclosed by a Governmental Authority.
          (c) In the event of a breach of the obligations hereunder by Purchaser or Sellers, the non-breaching Parties, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 12.15 in any court of competent jurisdiction.
          12.16 Language. The Agreement is executed in both English and Chinese. Both language versions shall have equal validity. Each Party acknowledges that it has reviewed both language versions and that they are substantially the same in all material respects. In the event of any discrepancy between these two versions, the Chinese version shall prevail, provided that the intent of the Parties has been fully taken into consideration.
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SIGNATURE PAGE—SHARE PURCHASE AGREEMENT
          IN WITNESS WHEREOF, the Parties have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By:
Name: Title:	Charles Brown CEO

DARDI INTERNATIONAL CORPORATION

By:
Name: Title:	Chen Bo Chairman of Board & CEO

SELLERS’ REPRESENTATIVE

Chen Bo

Other SELLERS:

Signature of each of the persons set forth on Schedule A

Exhibit 7.9
Opinion of Counsel as of Closing Date
Exhibit 7.11
Form of Company’s Officer Certificate
Exhibit 7.12
Form of Sellers’ Certificate
Exhibit 8.2
Form of Purchaser’s Officer Certificate
Exhibit 8.3
Form of Purchaser’s Bank Certificate

Schedule A: Pre-Closing Share Ownership
Schedule B: Post-Closing Share Ownership
Schedule C: Particulars of the Company Prior to Closing
Schedule 2.3: Purchase Price Allocations
Schedule 4.1: All Chops
Schedule 4.5: Subsidiaries
Schedule 4.8: Consents and Approvals
Schedule 4.9(a): Financial Statements
Schedule 4.12: Permits
Schedule 4.16: Intellectual Property
Schedule 4.17: Tangible Personal Property
Schedule 4.18(a): Assets
Schedule 4.19: Employee Benefit Matters
Schedule 4.22: Insurance
Schedule 7.6: Valuation Report
Schedule 7.15: Sellers Representative’s Patent Licensing.
Schedule 7.17: detailed information of the land and property